EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CASTLE BRANDS EXECUTES AGREEMENT TO RECEIVE CASH INFUSION
OF $15 MILLION THROUGH PRIVATE PLACEMENT
NEW YORK, NY (October 13, 2008) — Castle Brands Inc. (AMEX: ROX), the maker of premium branded spirits, today announced that it has entered into a purchase agreement with investors led by Dr. Phillip Frost, I.L.A.R. S.p.A., the owner of Pallini liqueurs, and Vector Group Ltd., to receive a cash infusion of $15 million. Under the terms of the purchase agreement, the Company will issue 1,200,000 shares of newly created Series A Convertible Preferred Stock for a price per share of $12.50 (which is, in effect upon conversion, $0.35 per share of the Company’s common stock). Transaction deliverables are being held in escrow pending closing, which will occur on Monday, October 20, 2008. After approval by the Company’s stockholders at a special meeting of an amendment to the Company’s charter to increase its authorized shares, each outstanding share of Series A Preferred Stock will be automatically converted into 35.7143 shares of the Company’s common stock.
Pending closing, one of the investors, Frost Gamma Investments Trust, will lend the Company $2 million. At closing, the outstanding balance of this loan, plus accrued interest, will be set-off from the investment amount owed by Frost Gamma Investments Trust under the purchase agreement.
Concurrently with the closing, all of the Company’s 6% convertible notes, in the principal amount of $9 million, due March 1, 2010, plus accrued interest, will be converted into shares of Series A Preferred Stock at a per share price of $23.21 (which is, in effect upon conversion, $0.65 per share of common stock). In addition, substantially all of the outstanding principal of Castle Brands (USA) Corp.’s 9% senior secured notes, in the principal amount of $10 million, due May 31, 2009, plus accrued interest, will be converted into shares of Series A Preferred Stock at a per share price of $12.50 (which is, in effect upon conversion, $0.35 per share of common stock).
Mark Andrews, Chairman of the Board, stated, “This transaction will result in a significant capital infusion and the conversion of virtually all of our debt into equity. Together, these developments will put our company on much firmer footing, which will enable us to pursue our original vision of building our own premium brands, supporting our existing agency brands, pursuing new agency relationships and making brand acquisitions.”
As required by the terms of the purchase agreement, four of the Company’s nine directors have resigned (Keith A. Bellinger, Robert J. Flanagan, Colm Leen and Kevin P. Tighe) and were replaced with four directors designated by the investors (Dr. Frost, Glenn Halpryn, Richard J. Lampen and Micaela Pallini). At the special meeting described above, stockholders will vote to elect a slate of directors designated by the investors to comprise the Company’s Board of Directors.
In connection with the transaction, the Company’s Board of Directors has appointed new management to replace Donald L. Marsh, who had acted as the Company’s President and Chief Operating Officer. Mr. Lampen was appointed to serve as the Company’s interim President and Chief Executive Officer, and John Glover, the Company’s Senior Vice President — Marketing, has been promoted to the position of Chief Operating Officer of US Operations. Mr. Lampen will remain Executive Vice President of Vector Group Ltd. and President and Chief Executive Officer of Ladenburg Thalmann Financial Services Inc.
The consummation of the investment and conversion of the notes (and subsequent automatic conversion of the Series A Preferred Stock issued in connection therewith) will result in the Company’s issuance of approximately 86 million shares of common stock. Holders of Series A Preferred Stock (comprised of the investors and the converting note holders, many of which are current stockholders of the Company) will own, excluding present ownership, approximately 85% of the Company’s common stock on an as-converted basis.
The purchase agreement was unanimously approved by the members of the Board of Directors of the Company, upon the recommendation of a special committee thereof comprised of independent directors. The transaction is a result of a four month period of investigation and analysis of the Company’s opportunities and avenues to stability. Over the course of that search, more than 140 contacts were made with strategic investors, industry participants and alternate financing sources, and the Company reviewed and analyzed a number of potential transactions.

According to the Company Guide of the NYSE Alternext US LLC (formerly known as the American Stock Exchange), consummating the proposed transaction would ordinarily require the approval of the Company’s stockholders. Pursuant to Section 710(b) of the NYSE Alternext US LLC’s Company Guide, the Company has sought and received from NYSE Alternext US LLC a financial viability exception from obtaining such stockholder approval. The Audit Committee of the Company’s Board of Directors, which is comprised solely of independent directors, has expressly approved the Company’s reliance on this exception, and the proposed transaction has been unanimously approved by the Company’s Board of Directors.
Miller Buckfire & Co., LLC acted as financial advisor to the Company. Patterson Belknap Webb & Tyler LLP acted as legal counsel for the Company, and Morris Nichols Arsht & Tunnell LLP acted as legal counsel for the special committee. Greenberg Traurig, P.A. acted as legal counsel and Ladenburg Thalmann & Co. Inc. acted as financial adviser for the investors.
About Castle Brands Inc.
Castle Brands is an emerging developer and international marketer of premium branded spirits within five growing categories of the spirits industry: vodka, rum, tequila, whiskey and liqueurs/cordials. Castle Brands’ portfolio includes Boru® Vodka, Gosling’s Rum®, Sea Wynde® Rum, Tierras Tequila, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Jefferson’s™ and Jefferson’s Reserve® Bourbon, Sam Houston® Bourbon, Celtic Crossing® Liqueur, Pallini® Limoncello™, Raspicello™ and Peachcello™ and Brady’s® Irish Cream.
Note Regarding Forward-Looking Statements
All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe”, “intend,” “expect”, “may”, “could”, “would”, “will”, “should”, “plan”, “project”, “contemplate”, “anticipate”, or similar statements. Because these statements reflect Castle Brands’ current views concerning future events, these forward-looking statements are subject to risks and uncertainties. Castle Brands’ actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for its products and services, its ability to compete effectively, its ability to increase revenue from its newer products and services and the other factors described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2008 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008 filed with the Securities and Exchange Commission. Castle Brands undertakes no obligation to update publicly any forward-looking statements contained in this press release.